EXHIBIT 10


Francorp(R)

Client: Health Express USA, Inc.

FULL FRANCHISE DEVELOPMENT PROGRAM

The Full Development Program described here consists of services normally required by a business to create a comprehensive franchise program, launch a marketing and sales campaign, and effectively recruit, train, and service franchisees.



@ 1992 Francorp, Inc. All rights reserved.

FULL FRANCHISE DEVELOPMENTPROGRAM
Francorp(R)

STRATEGIC PLANNING AND PROGRAM STRUCTURE

1.  Initial Client Meeting
At Francorp's offices, the client will meet with department heads and individuals assigned to the project for the purpose of reviewing the company's history, operations, and goals, as well as identifying the client's principal franchise strategy. Subsequently, in meetings with individual departments, issues related to developing the franchise program will be discussed in detail and preliminary schedules for completion of work product will be established.

2.  Concept Review
Francorp personnel will examine the basic concept, operational format, and general marketing characteristics of the client's business, evaluating each in terms of its effect upon the franchise program. This review will encompass types of products and services offered; types and size of locations utilized; total investment for establishing an outlet; and sales and earnings of the corporate entity and franchising concept.

3.  Senior Consultant On-Site Analysis
A Senior Consultant will visit the business to be franchised to review its operational characteristics and recommend policies and procedures aimed at enhancing the franchise program. The Senior Consultant will also identify operational elements of the business critical to the legal, operations, and marketing aspects of the franchise program and relay this information to appropriate Francorp personnel.

4.  Franchise Structure
Francorp will make recommendations relating to the critical business decisions that become the foundation of the franchise program and that are incorporated in the legal, operations, and marketing documents and strategies. These issues include policy formulation, market potential, speed of expansion, the franchise structure best suited to the client's situation, and current company resources available to meet franchise goals.

A. Franchise Owner Profile The ability to identify specific characteristics of the target franchisee is essential to structuring a franchise program. Qualifications such as financial resources, previous experience, and business skills will be addressed, based upon the needs of the client and Francorp's knowledge of the franchise marketplace.

B. Type of Franchise Offered A franchisor may offer individual franchises, multi-unit franchises, or sub franchises - or all three - depending upon such factors as unit investment, complexity of operation, cost and nature of support programs, and expansion goals. In addition, a franchisor may offer a start-up franchise or a conversion franchise (to a compatible existing business) or both. Francorp will recommend a franchise program designed to meet the client's needs.

C. Determination of Territory Based upon the nature of the client's business, competition, and other factors, Francorp will suggest whether or not the franchisee needs a geographic territory or protected area. If it does, Francorp will analyze available territorial and demographic data from the client's existing outlet or outlets and prioritize appropriate criteria, such as population, competition, income levels, size of the market needed to support a franchise, industrial base, or business base.

D. Franchise Support Programs Francorp will identify the type and scope of services to be provided to franchisees, including initial training, supervisory visits, site selection, and advertising support. In this manner, a comprehensive support program can be planned and the cost of that program anticipated.

E. Internal Staffing Francorp will assess human resources needs for implementing the franchise program and will determine how best to meet those needs, whether by expanding the roles of current staff members or by creating new positions. Francorp will also review the client's organization structure, assess its adaptability to franchising, and recommend changes if necessary.

5.  Franchise Revenue Sources
Francorp will review the client's revenue options and recommend appropriate revenue sources that may contribute to the client's income and profits. Among the available revenue sources are the following:

A. Initial Franchise Fees Franchise fees will be determined after weighing various factors, among them the marketability of the franchise at various price levels, competition from other business opportunities available to potential buyers, and the cash flow produced by the business. The recommended initial franchise fee will be structured in light of a number of factors, such as front-end selling expenses, advertising, commissions, training, site and start-up assistance costs, market needs, and other variables.

B. Royalties Royalties will be recommended after a review of the client's business and in light of the needs of franchisees and state-of-the-art industry practices. They will be based on the need to maintain sufficient corporate cash flow, to support general and administrative costs and franchise services, and to provide ongoing income for the continuing operation of the franchise. They must also be affordable for franchisees.

C. Advertising Fees Local, cooperative, and corporate advertising fees will be recommended after an evaluation of the amounts currently spent for advertising in operating units and of the type of advertising needed at the unit level. Corporate advertising fees required of franchisees will be based on the need for finished advertisements in their various forms, on current industry standards, and on the cash flow of franchisees.

D. Other Some franchisors derive income from other sources as well, including the sale of products and services, leasing of assets and real property, and financing. Francorp will assist the client in determining which sources are appropriate and practical.


6.  Program Structure Review and Recommendations
Following the Senior Consultant's analysis, team members assigned to the client's project will review all critical decisions and weigh the impact of these decisions upon key aspects of the franchise program. Francorp will make final recommendations relating to the business and marketing characteristics that impact upon the success of the franchise program. Finally, Francorp will formalize its recommendations as to program structure in writing.

FRANCHISE DOCUMENTATION

7.  Individual Franchise Agreement
Francorp will draft, and submit to the client's attorney for review and approval, a Franchise Agreement clearly defining the contractual relationship between the franchisor and the individual franchisee. This agreement will be developed in conjunction with input received from Francorp's program analysis and recommendations, and will be based on current industry practice and recent developments in franchise law. In the event that revisions are requested by the client and his attorney, Francorp will make such revisions at no additional charge. However, should the client request more than two revisions (provided that all previous comments have been reflected), Francorp will bill for such extra revisions at its customary hourly rates.

8.  Offering Circular
Francorp will draft, and submit to the client's attorney for review and approval, the Offering Circular required by the Federal Trade Commission and state regulatory agencies for purposes of disclosure. This document will contain required information arranged in the for-mat stipulated by state and federal laws. (Earnings claims are not included as part of this service.) Should revisions be required, they will be done on the same basis as revisions to the Franchise Agreement.
                Uniform Franchise Offering Circular (UFOC)
       --------
                FTC Offering Circular
       --------
                Canadian Offering Circular
       --------

9.  Franchise Registrations and Filings
After the client's attorney has approved the final draft of the Franchise Agreement and Offering Circular, Francorp will prepare the materials required by various state regulatory agencies. Applications will be based on information provided to Francorp by the client and will be submitted to the client's attorney for review and approval, when completed. Included in these materials are items such as the Uniform Franchise Registration Application, Supplemental Information Form, Cross Reference Sheets, Salesman Disclosure Forms, Uniform Consent to Service of Process Forms, and the Corporate Acknowledgement and Certification Page, as well as copies of advertising materials and the Franchise Agreement and Offering Circular. Materials will be prepared for the following states and/or province:

-California                -Maine                    -Rhode Island
-Connecticut               -Maryland                 -South Carolina
-Florida                   -Michigan                 -Texas
-Georgia                   -Minnesota                -Virginia
-Hawaii                    -New York                 -Washington
-Illinois                  -North Carolina           -Wisconsin
-Indiana                   -North Dakota
  - -Other
  -All of the above                                  -Alberta, Canada


10.  Preliminary Analysis and Outline
Francorp will develop a preliminary outline that identifies and describes the topics that should be covered in the client's comprehensive Franchise Operations Manual. Based on discussion at the initial client meeting and material supplied by the client, this outline will reflect Francorp's initial understanding of the issues relevant to the franchisee and will be specifically tailored to the franchise concept. It will also indicate the points at which the manual will cross-reference the provisions of the Franchise Agreement and will delineate the areas for which systems should be developed to monitor the operations of the franchisee. The outline is designed to aid the process of implementing the franchise program, and it will further serve as the agenda for the field visit of the Operations Consultant.

11.  Operations Visit and Review
A Francorp Operations Consultant will visit the client's place of business to observe its operations first-hand and to discuss the preliminary outline. Subject to client approval, the consultant will determine the manual's style, scope, and format, and will document procedures and collect any materials that are to be included in the manual.

12.  Final Outline
Following the operations visit, the Consultant will finalize the outline for the manual, incorporating all adjustments agreed upon during the visit. The final outline will be sent to the client for review, and upon approval, the drafting of the manual will begin.

13.  The Operations Manual
Francorp will produce a manual incorporating information essential to the operation of the franchise. Its content will be based upon data obtained in meetings with the client, from the observation of the business in operation, from the final franchise documents prepared for the franchise program, and from Francorp's extensive experience. The typical Franchise Operations Manual requires between 100 and 150 hours of research, drafting, and production time. This agreement entitles the client to a total of up to 200 hours of such time, or to one original draft and one revision, whichever comes first. Additional revisions or time in excess of 200 hours, if requested or necessary, will be billed on an hourly basis upon the client's authorization.

 FRANCHISE MARKETING SERVICES

14.  The Franchise Marketing Plan
Francorp will develop a comprehensive plan for generating franchise sales leads. This plan, based upon an understanding of the client's expansion goals and the profile of the target franchise owner, will recommend specific marketing activities and will include appropriate creative materials - such as direct mail letters and copy and layout for franchise sales ads - that can be utilized in the franchise sales campaign. The Marketing Plan will incorporate specific media suggestions, a budget for the campaign, and a timetable for implementation. It will also contain useful information on topics such as legal restraints on franchise marketing, how to obtain publicity, and whether to conduct seminars and participate in trade shows. Copy for the ad or letter will be developed within the context of Francorp's experience with the guidelines established by the Federal Trade Commission and by various state regulatory agencies whose approval is required before any advertising materials can be used in connection with the sale of franchises. All copy must also be reviewed by the client's attorney. Camera-ready art-work and typesetting are not included.

15.  Franchise Brochure
Francorp will develop copy and layout for a four-color brochure of approximately six to twelve pages, plus cover, designed to describe the client's franchise and to build enthusiasm among prospective franchisees. The brochure will describe in detail the distinctiveness of the concept, the benefits of the franchise program, and the market for its products and/or services. A separate question-and-answer section will deal with the material facts concerning the purchase of the franchise, including costs and operational qualifications of the franchisee.
   Copy for the brochure will be developed within the context of Francorp's experience with guidelines established by the Federal Trade Commission and by the various state regulatory agencies whose approval is required before a brochure or any other advertising materials can be used in connection with the sale of the franchise. All copy must also be reviewed by the client's attorney.
   Francorp will secure bids for photography, production, and printing of the brochure, although the client has the option, of course, to secure bids and have the work done through other sources. Photography and printing costs, including typesetting and camera-ready artwork, are not included in this proposal.

FRANCHISE SALES CONSULTING

16.  Franchise Sales Training
Francorp conducts two-day franchise sales training classes in Francorp's offices on a regular basis throughout the year. The class includes a comprehensive overview of the franchise sales process plus detailed instruction in proven franchise sales techniques, proper lead follow-up procedures, state and federal legal requirements pertaining to franchise sales, and much more. Up to three members of the client's staff may attend any one of these classes during the general consulting period outlined below. Additional attendees may participate at anytime for a charge of $ 100 each for tuition and materials.

17.  Franchise Sales Manual
Each person attending sales training will receive a copy of Francorp's copyrighted franchise sales manual for use in establishing an effective franchise sales program, as a reference guide, and as a textbook for instructing franchise sales personnel. The Francorp Franchise Sales Strategy(TM) manual provides useful information on all aspects of the franchise sales process, including the psychology of the franchise buyer, complying with federal and state franchise laws, establishing a lead-tracking system to determine the effectiveness of lead generating techniques, showing the client's facility to its best advantage, and conveying the benefits of franchising. Also included is information on how to conduct seminars, hold open houses, and work trade shows, plus sections on special situations in franchising, among them area development, master, and conversion franchises.

18.  Franchise Marketing/Sales Implementation
At a meeting in Francorp's offices with the Marketing and Sales Consultants assigned to the client's project, the initial franchise sales strategy will be finalized. Techniques spelled out in the Marketing Plan for generating sales leads will be reviewed, the marketing budget fine-tuned, and a timetable for implementation agreed upon. At the client's option, arrangements can be made for Francorp Advertising, a recognized advertising agency, to place advertisements with specific media; media services are usually provided on an hourly basis

GENERAL CONSULTING AND PROGRAM REVIEW

19.  One-Year Consulting Service
For a full year, every member of Francorp's professional staff assigned to the client's project will be available on a consulting basis to advise and assist in the implementation of the client's franchise program and to supply useful information concerning cur-rent practices in the client's industry and in franchising generally. Toward this end, Francorp personnel can be consulted via mail, telephone or in meetings. If Francorp's attendance is required at meetings elsewhere than at Francorp's Olympia Fields, IL headquarters, the client will be charged only for reimbursable expenses as specified at the end of this proposal. These consultation services may be used to discuss franchise issues, review the client's marketing and sales performance, monitor development of the Operations Manual, consult Francorp's current research reports, refine growth objectives, or for any other consulting purpose, provided that these services do not constitute creation or revision of actual work product beyond that specifically described in this proposal

20.  Year-end Review
At the end of the consulting year, Francorp's Department Heads will meet with the client at Francorp's Olympia Fields offices to review all aspects of the franchise program, assess its results, and to recommend alterations where appropriate. Included in this review will be such topics as refinement of planning and goals, status of state registrations and schedule for renewals, the Operations Manual, results of the client's franchise marketing and sales efforts to date, and plans for future growth.

Additional Services
In addition, the following services have been contracted for as shown on Francorp's General & Supplementary Services proposal attached:

Franchise Sales Videotape

Fee Schedule
The fee for the above-stated services shall be $136,000.00 payable according to one of the schedules shown below:

        A. The entire amount, less a discount of ten (10%), upon acceptance of this proposal. 1.

        B. An initial payment of $60,000.00 and the balance in:

           [ ] ________    monthly installments of  $ ___________ each, without
           interest.

           [ ] _______ equal monthly installments of $_________________ plus an amount covering interest at one and one-half percent (1.5%) per month on the remaining and unpaid balance and allowing for amortization of principal.

        C. Other: 38,000 shares of restricted stock plus 5 year warrant for 38,000 shares of restricted common stock at $2.00 per share (exercise Price)

        All monthly installments are due and payable on the first day of each month.

        In addition to the above fixed-fee services, the client has selected the following proposal items for hourly billing:

        The client will be invoiced monthly for these services according to the attached schedule of hourly fees for Francorp employees. In the event travel is required in the course of hourly-billing services, all travel time will be billed at hourly rates, provided that addition of travel hours to actual working hours shall not cause billings for an individual Francorp employee to exceed (8) hours in any given day. If actual working hours for an employee equal or exceed eight (8) in a given day, the client will not be billed for working hours and not for travel time logged during that day.

The following items are not included as part of this contract:
   1. Transportation, food, and lodging.
   2. Printing, photography, and camera-ready artwork.
   3. Filing fees required by state regulatory agencies.
   4. Courier (overnight) delivery.
   5. On-line database charges.
   6. Outside legal fees.
   7. Media advertising.
   8. Outside accounting and audit fees.
   9. International telephone charges.

   No expenses will be incurred by Francorp without the client's prior approval. Reimbursable expenses shall be paid as billed. Payments not made when due shall bear a late charge of 1.5% each month.

Acknowledgments:
   All franchise documents and forms provided by Francorp that are required for compliance with state and federal law will be submitted to the client's attorney for review and approval. Neither Francorp nor its employees can or do act as the client's attorney. Francorp is not responsible for performing due diligence and does not independently verify representations of fact made by the client to Francorp in the preparation of franchise documents and other work products described in this agreement.
   All work covered under this contract must be completed within the general consulting period specified above, if applicable. Work not complete by that date because of Francorp delays will be completed at Francorp's expense. Work not complete by that date because of client delays will be completed at the client's expense on an hourly basis. If revisions to work products are required as a result of material changes in the client's program that occur after initial drafting, the client will be billed for these revisions on an hourly basis.
   The plans, materials, and consulting advice provided under this contract will be prepared based on Francorp's experience and the information available to it. Client acknowledges that it has independently selected franchising as a means of doing business from the various options available to it. However, the success of a franchise program depends upon a variety of factors outside Francorp's control. Moreover, conditions affecting a franchise program may change dramatically over time, in ways that cannot be anticipated. For those reasons, Francorp cannot and does not warrant the success of any such program, and cannot and does not warrant that the actual results or experience of a franchise program will be similar to any of the projections or forecasts provided by Francorp under this contract.

   Francorp does not act as a franchise broker in connection with the sale of the client's franchises, nor does Francorp participate in any sales presentation directly to prospective franchisees. Client is not authorized to use Francorp's name in connection with its franchise program without Francorp's express written consent.
   In the event that this contract is terminated by either party for any reason, Francorp will provide to the client an accounting of the total work performed on the client's program by Francorp personnel. The client will be responsible for all fees and costs incurred through the day of termination.
   This proposal represents the entire agreement between the parties. Client has not relied on any representations, either oral or written, other than those herein contained. This contract shall be governed under the laws of the state of Illinois.

   If this proposal meets with your approval, please sign and return this agreement along with the initial payment. This proposal will be valid for thirty
(30) days.

SUBMITTED BY:  FRANCORP, INC.
By:
Title:
Date:             6/28/01

ACCEPTED: /s/ Douglas Baker
Company:  Health Express, USA, Inc.
By:       Douglas Baker
Title:    President
Date:     7/10/01






Francorp(R)
1-800-877-1103
 CHICAGO
 20200 Governors Drive, Olympia Fields, IL 60461-1015
 (708) 481-2900
 (708) 481-5885 FAX
NEW YORK
237 Park Avenue, New York, NY 10017-3142
(212) 922-3600
(212) 697-8486 FAX

LOS ANGELES
6033 West Century Boulevard, Los Angeles, CA 90045-6410
(310) 338-0600
(310) 338-0991 FAX